Exhibit 1.1

ESTATUTOS DE BANCO SANTANDER, S.A.

CAPITULO I. LA SOCIEDAD Y SU CAPITAL

Sección 1ª. Identificación de la Sociedad

Artículo 1.	Denominación social

La Sociedad se denomina BANCO SANTANDER, S.A. (en adelante, el “Banco” o la “Sociedad”).

El Banco fue fundado en la ciudad de su nombre mediante escritura pública otorgada el tres de marzo de 1856 ante el escribano don José Dou Martínez, ratificada y parcialmente modificada por otra de fecha veintiuno de marzo del siguiente año 1857 ante el escribano de la misma capital don José María Olarán.

Al promulgarse en fecha diecinueve de marzo de 1874 el Decreto-Ley en cuya virtud se estableció en España la circulación fiduciaria única, caducando entonces en su consecuencia el privilegio de emitir papel moneda que tuvo y que ejercitó desde la fecha en que había iniciado sus operaciones, el Banco se transformó en sociedad anónima de crédito con arreglo a lo dispuesto en la Ley de 19 de octubre de 1869, la cual se hizo cargo del activo y pasivo del que hasta entonces había sido Banco de emisión, todo lo cual quedó solemnizado mediante escritura pública otorgada el 14 de enero de 1875 ante el notario de Santander don Ignacio Pérez, la cual quedó inscrita en el libro de Registro de Comercio de la Sección de Fomento del Gobierno de la Provincia de Santander.

Artículo 2.	Objeto social

1.	Constituye el objeto social de la Sociedad:

a)	La realización de toda clase de actividades, operaciones y servicios propios del negocio de banca en general y que le estén permitidas por la legislación vigente.

b)	La adquisición, tenencia, disfrute y enajenación de toda clase de valores mobiliarios.

2.	Las actividades que integran el objeto social podrán ser desarrolladas total o parcialmente de modo indirecto, en cualquiera de las formas admitidas en Derecho y, en particular, a través de la titularidad de acciones o de participación en sociedades cuyo objeto sea idéntico o análogo, accesorio o complementario de tales actividades.

Artículo 3.	Domicilio social y delegaciones

1.	El Banco tiene su domicilio social en la ciudad de Santander, Paseo de Pereda, números 9 al 12.

2.	El consejo de administración podrá acordar el cambio de domicilio social dentro del mismo término municipal.

Artículo 4.	Inicio de actividades y duración

1.	La Sociedad inició sus operaciones el día veinte de agosto de 1857.

2.	La Sociedad ha sido constituida por tiempo indefinido.

Sección 2ª. El capital social y las acciones

Artículo 5.	Capital social

1.	El capital social es de 5.780.533.573,50 euros.

2.	El capital social se halla representado por 11.561.067.147 acciones, de cincuenta céntimos de euro de valor nominal cada una, todas ellas pertenecientes a la misma clase y serie.

3.	Todas las acciones se encuentran totalmente desembolsadas.

Artículo 6.	Representación de las acciones

1.	Las acciones estarán representadas por medio de anotaciones en cuenta y se regirán por la Ley del Mercado de Valores y demás disposiciones que le sean aplicables.

2.	La llevanza del registro contable de anotaciones en cuenta de la Sociedad corresponderá a la entidad o entidades a las que, de acuerdo con la ley, corresponda dicha función.

La entidad encargada de la llevanza del registro contable de anotaciones en cuenta comunicará al Banco las operaciones relativas a las acciones y el Banco llevará su propio registro con la identidad de los accionistas.

3.	La persona que aparezca legitimada en los asientos de los registros de la entidad encargada de la llevanza del registro contable de anotaciones en cuenta se presumirá titular legítimo y, en consecuencia, podrá exigir del Banco que realice a su favor las prestaciones a que dé derecho la acción.

4.	Para el supuesto de que la condición formal de accionista corresponda a personas o entidades que ejerzan dicha condición en concepto de fiducia, fideicomiso o cualquier otro título análogo, el Banco podrá requerir de las mismas que le faciliten los datos correspondientes de los titulares reales de las acciones, así como de los actos de transmisión y gravamen de éstas.

Artículo 7.	Derechos del accionista

1.	La acción confiere a su titular legítimo la condición de socio y le atribuye los derechos previstos en la ley y en estos estatutos y, en particular, los siguientes:

a)	El de participar en el reparto de las ganancias sociales y en el patrimonio resultante de la liquidación.

b)	El de suscripción preferente en la emisión de nuevas acciones o de obligaciones convertibles en acciones.

c)	El de asistir y votar en las juntas generales y el de impugnar los acuerdos sociales.

d)	El de información.

2.	El accionista ejercitará sus derechos frente a la Sociedad con lealtad y de conformidad con las exigencias de la buena fe.

3.	La Sociedad, en la forma que regulen las disposiciones legales y administrativas, no reconocerá el ejercicio de los derechos políticos derivados de su participación a aquéllos que, infringiendo normas jurídicas imperativas, del tipo y grado que sean, adquieran acciones de ella. De igual modo, la Sociedad hará pública, en la forma que se determine por normas de tal índole, la participación de los socios en su capital, cuando se den las circunstancias exigibles para ello.

Artículo 8.	Desembolsos pendientes

1.	Cuando existan acciones parcialmente desembolsadas, el accionista deberá proceder al desembolso en el momento que determine el consejo de administración en el plazo máximo de cinco años contados desde la fecha del acuerdo de aumento de capital. En cuanto a la forma y demás pormenores del desembolso, se estará a lo dispuesto en el acuerdo de aumento de capital.

2.	Sin perjuicio de los efectos de la mora legalmente previstos, todo retraso en el pago de los desembolsos pendientes devengará a favor del Banco el interés legal de demora a contar desde el día del vencimiento y sin necesidad de interpelación judicial o extrajudicial, pudiendo aquél, además, ejercitar las acciones que las leyes autoricen para este supuesto.

Artículo 9.	Acciones sin voto

1.	La Sociedad podrá emitir acciones sin voto por un importe nominal no superior a la mitad del capital social desembolsado.

2.	Las acciones sin voto atribuirán a sus titulares los derechos que establezca el acuerdo de emisión, de conformidad con la ley y mediante la oportuna modificación estatutaria.

Artículo 10.	Acciones rescatables

1.	En los términos legalmente establecidos, la Sociedad podrá emitir acciones rescatables por un importe nominal no superior a la cuarta parte del capital social.

2.	Las acciones rescatables atribuirán a sus titulares los derechos que establezca el acuerdo de emisión, de conformidad con la ley y mediante la oportuna modificación estatutaria.

Artículo 11.	Titularidad múltiple

1.	Cada acción es indivisible.

2.	Las acciones en copropiedad se inscribirán en el correspondiente registro contable a nombre de todos los cotitulares. No obstante, los copropietarios de una acción habrán de designar una sola persona para el ejercicio de los derechos de socio y responderán solidariamente frente a la Sociedad de cuantas obligaciones se deriven de la condición de accionistas.

La misma regla se aplicará a los demás supuestos de cotitularidad de derechos sobre las acciones.

3.	En el caso de usufructo de las acciones, la cualidad de socio reside en el nudo propietario, pero el usufructuario tendrá derecho en todo caso a los dividendos acordados por la Sociedad durante el usufructo. El ejercicio de los demás derechos de socio corresponde al nudo propietario.

El usufructuario queda obligado a facilitar al nudo propietario el ejercicio de estos derechos.

4.	En el caso de prenda de acciones corresponderá al propietario de éstas el ejercicio de los derechos de accionista. El acreedor pignoraticio queda obligado a facilitar el ejercicio de estos derechos.

Si el propietario incumpliese la obligación de desembolsar las aportaciones pendientes, el acreedor pignoraticio podrá cumplir por sí esta obligación o proceder a la realización de la prenda.

5.	En el caso de otros derechos reales limitados sobre las acciones, el ejercicio de los derechos políticos corresponde al titular del dominio directo.

Artículo 12.	Transmisión de las acciones

1.	Las acciones y los derechos económicos que derivan de ellas, incluido el de suscripción preferente, son transmisibles por todos los medios admitidos en Derecho.

2.	Las transmisiones de acciones nuevas no podrán hacerse efectivas antes de que se haya practicado la inscripción del aumento de capital en el Registro Mercantil.

3.	La transmisión de las acciones tendrá lugar por transferencia contable.

4.	La inscripción de la transmisión a favor del adquirente producirá los mismos efectos que la tradición de los títulos.

5.	La constitución de derechos reales limitados u otra clase de gravámenes sobre las acciones deberá inscribirse en la cuenta correspondiente del registro contable.

6.	La inscripción de la prenda equivale al desplazamiento posesorio del título.

Sección 3ª. Aumento y reducción del capital

Artículo 13.	Aumento de capital

El aumento de capital puede realizarse por emisión de nuevas acciones o por elevación del valor nominal de las antiguas y, en ambos casos, el contravalor puede consistir en aportaciones no dinerarias o dinerarias, incluida la compensación de créditos, o en la transformación de beneficios o reservas disponibles. El aumento de capital podrá efectuarse en parte con cargo a nuevas aportaciones y en parte con cargo a beneficios o reservas disponibles.

Artículo 14.	Capital autorizado

1.	La junta general podrá delegar en el consejo de administración la facultad de acordar, en una o varias veces, el aumento del capital social hasta una cifra determinada, en la oportunidad y cuantía que decida y dentro de las limitaciones que establece la ley. La delegación podrá incluir la facultad de excluir el derecho de suscripción preferente.

2.	La junta general podrá asimismo delegar en el consejo de administración la facultad de determinar la fecha en que el acuerdo ya adoptado de aumentar el capital deba llevarse a efecto y de fijar sus condiciones en todo lo no previsto por la junta.

Artículo 15.	Supresión del derecho de suscripción preferente

1.	La junta general o, en su caso, el consejo de administración que acuerde el aumento de capital podrán acordar la supresión, total o parcial, del derecho de suscripción preferente de los accionistas por razones de interés social.

2.	No habrá lugar al derecho de suscripción preferente para los antiguos accionistas cuando el aumento de capital se deba a la conversión de obligaciones en acciones, a la absorción de otra Sociedad o de todo o parte del patrimonio escindido de otra Sociedad, o cuando la Sociedad hubiere formulado una oferta pública de adquisición de valores cuya contraprestación consista, en todo o en parte, en valores a emitir por la Sociedad o, en general, el aumento se realice con cargo a aportaciones no dinerarias.

Artículo 16.	Reducción de capital

1.	La reducción de capital podrá realizarse mediante la disminución del valor nominal de las acciones o mediante su amortización o agrupación para canjearlas. La reducción de capital podrá tener por finalidad la devolución del valor de las aportaciones, la condonación de la obligación de realizar los desembolsos pendientes, la constitución o incremento de las reservas o el restablecimiento del equilibrio entre el capital y el patrimonio neto.

2.	En el caso de reducción de capital por devolución de aportaciones, el pago a los accionistas podrá efectuarse, total o parcialmente, en especie, siempre y cuando se cumplan simultáneamente las tres condiciones previstas en el artículo 64.

Sección 4ª. Emisión de obligaciones y otros valores

Artículo 17.	Emisión de obligaciones

La Sociedad puede emitir obligaciones en los términos y con los límites legalmente previstos.

Artículo 18.	Obligaciones convertibles y canjeables

1.	Las obligaciones convertibles y/o canjeables podrán emitirse con relación de cambio fija (determinada o determinable) o variable.

2.	El derecho de suscripción preferente de los accionistas en relación con la emisión de obligaciones convertibles podrá ser suprimido en los términos legalmente previstos.

3.	La junta general podrá delegar en el consejo de administración la facultad de emitir obligaciones simples o convertibles y/o canjeables incluyendo en su caso la facultad de excluir el derecho de suscripción preferente. El consejo de administración podrá hacer uso de dicha delegación en una o varias veces y durante un plazo máximo de cinco años. Asimismo, la junta general podrá autorizar al consejo de administración para determinar el momento en que deba llevarse a efecto la emisión acordada y fijar las demás condiciones no previstas en el acuerdo de la junta.

Artículo 19.	Emisión de otros valores

1.	La Sociedad podrá emitir pagarés, warrants, participaciones preferentes u otros valores negociables distintos de los previstos en los artículos anteriores.

2.	La junta general podrá delegar en el consejo de administración la facultad de emitir dichos valores. El consejo de administración podrá hacer uso de dicha delegación en una o varias veces y durante un plazo máximo de cinco años.

3.	La junta general podrá asimismo autorizar al consejo de administración para determinar el momento en que deba llevarse a efecto la emisión acordada, así como para fijar las demás condiciones no previstas en el acuerdo de la junta general, en los términos legalmente previstos.

CAPITULO II. EL GOBIERNO DE LA SOCIEDAD

Sección 1ª. Órganos de la Sociedad

Artículo 20.	Distribución de competencias

1.	Los órganos de gobierno de la Sociedad son la junta general de accionistas y el consejo de administración.

2.	La junta general tiene competencia para decidir sobre todas las materias que le hayan sido atribuidas legal o estatutariamente. En particular y a título meramente ejemplificativo, le compete:

(i)	Nombrar y separar a los consejeros, así como ratificar o revocar los nombramientos provisionales de tales consejeros efectuados por el propio consejo, y examinar y aprobar su gestión;

(ii)	Nombrar y separar a los auditores de cuentas y a los liquidadores;

(iii)	Ejercer la acción de responsabilidad contra los consejeros, liquidadores y auditores de cuentas;

(iv)	Aprobar, en su caso, las cuentas anuales y la gestión social y resolver sobre la aplicación del resultado, así como aprobar, también en su caso, las cuentas anuales consolidadas;

(v)	Acordar la emisión de obligaciones u otros títulos de renta fija, el aumento o reducción de capital, la transformación, fusión o escisión, la cesión global de activo y pasivo, el traslado de domicilio al extranjero y la disolución de la Sociedad y, en general, cualquier modificación de los estatutos sociales;

(vi)	Autorizar al consejo de administración para aumentar el capital social, conforme a lo previsto en la Ley de Sociedades de Capital y en estos estatutos;

(vii)	Autorizar la adquisición de acciones propias;

(viii)	Decidir sobre la supresión o limitación del derecho de suscripción preferente, sin perjuicio de la posibilidad de delegación en los administradores en los términos legalmente previstos;

(ix)	Decidir sobre los asuntos que le sean sometidos por acuerdo del consejo de administración;

(x)	Decidir acerca de la aplicación de sistemas de retribución consistentes en la entrega de acciones o de derechos sobre ellas, así como de cualquier otro sistema de retribución que esté referenciado al valor de las acciones, con independencia de quién resulte ser beneficiario de tales sistemas de retribución;

(xi)	Acordar la filialización o aportación a sociedades dependientes de los activos operativos de la Sociedad convirtiendo a ésta en una pura holding;

(xii)	Aprobar, en su caso, la adquisición o la enajenación de activos cuando, por su calidad y volumen, impliquen una modificación efectiva del objeto social; y

(xiii)	Acordar las operaciones cuyo efecto sea equivalente a la liquidación de la Sociedad. 3. Las competencias que no se hallen legal o estatutariamente atribuidas a la junta general corresponden al consejo de administración.

Sección 2ª. La junta general de accionistas

Artículo 21.	Regulación de la junta general

1.	La junta general es el órgano soberano de la Sociedad y sus acuerdos obligan a la totalidad de los accionistas, incluso a los ausentes, los disidentes, los que se abstengan de votar y los que no dispongan de derecho de voto, todo ello sin perjuicio de los derechos y acciones que la ley les reconoce.

2.	La junta general se rige por lo dispuesto en los estatutos y en la ley. La regulación legal y estatutaria de la junta deberá desarrollarse y completarse mediante el reglamento de la junta general que detallará el régimen de convocatoria, preparación, información, concurrencia, desarrollo y ejercicio en la junta de los derechos políticos por los accionistas. El reglamento se aprobará por la junta a propuesta del consejo de administración.

Artículo 22. Clases de juntas generales

1.	Las juntas generales podrán ser ordinarias o extraordinarias.

2.	La junta general ordinaria se reunirá necesariamente dentro del primer semestre de cada ejercicio social para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado, así como para aprobar, en su caso, las cuentas consolidadas, sin perjuicio de su competencia para tratar y decidir sobre cualquier otro asunto que figure en el orden del día. La junta general ordinaria será no obstante válida aunque haya sido convocada o se celebre fuera de plazo.

3.	Toda junta que no sea la prevista en el apartado anterior tendrá la consideración de junta general extraordinaria.

4.	Todas las juntas, sean ordinarias o extraordinarias, están sujetas a las mismas reglas de procedimiento y competencia. Quedan a salvo las particularidades legal o estatutariamente previstas para las juntas extraordinarias.

Artículo 23.	Facultad y obligación de convocar

1.	El consejo de administración convocará la junta general:

(a)	Cuando proceda de conformidad con lo previsto en el artículo anterior para la junta general ordinaria.

(b)	Cuando lo solicite un número de accionistas titular de, al menos, un cinco por ciento del capital social, expresando en la solicitud los asuntos a tratar en la junta; en este caso, la junta general deberá ser convocada por el consejo de administración para su celebración dentro de los dos meses siguientes a la fecha en que hubiere sido requerido notarialmente al efecto.

(c)	Siempre que lo estime conveniente para los intereses sociales.

2.	El consejo de administración confeccionará el orden del día, incluyendo necesariamente los asuntos que hubiesen sido objeto de solicitud.

3.	Si la junta general ordinaria no fuere convocada dentro del plazo legal, podrá serlo, a petición de los socios y con la audiencia de los administradores, por el juez del domicilio social, quien además designará la persona que habrá de presidirla.

Artículo 24.	Convocatoria de la junta general

1.	La convocatoria de toda clase de juntas se hará mediante anuncio publicado en el Boletín Oficial del Registro Mercantil o en uno de los diarios de mayor circulación en España, en la página web de la Comisión Nacional del Mercado de Valores y en la página web de la Sociedad (www.santander.com), por lo menos un mes antes de la fecha fijada para su celebración, salvo en los casos en los que la ley establezca un plazo distinto.

2.	Los accionistas que representen, al menos, el cinco por ciento del capital social podrán solicitar que se publique un complemento de la convocatoria de la junta incluyendo uno o más puntos en el orden del día, siempre y cuando estos nuevos puntos vayan acompañados de una justificación o, en su caso, de una propuesta de acuerdo justificada. A estos efectos, el accionista deberá indicar el número de acciones de las que es titular o que representa. El ejercicio de este derecho deberá hacerse mediante notificación fehaciente que habrá de recibirse en el domicilio social dentro de los cinco días siguientes a la publicación de la convocatoria. El complemento de la convocatoria deberá publicarse con quince días de antelación como mínimo a la fecha establecida para la reunión de la junta. En ningún caso podrá ejercitarse este derecho respecto a la convocatoria de juntas generales extraordinarias.

3.	La junta general extraordinaria podrá ser convocada con una antelación mínima de quince días a la fecha de su celebración previo acuerdo expreso adoptado en junta general ordinaria por, al menos, dos tercios del capital social suscrito con derecho a voto. La vigencia de este acuerdo no podrá superar la fecha de celebración de la siguiente junta general ordinaria.

Artículo 25.	Constitución de la junta general

1.	La junta general quedará válidamente constituida en primera convocatoria cuando los accionistas presentes o representados posean, al menos, el veinticinco por ciento del capital social suscrito con derecho de voto. En segunda convocatoria, será válida la constitución de la junta cualquiera que sea el capital concurrente a la misma.

No obstante, si la junta está llamada a deliberar sobre modificaciones estatutarias, incluidos el aumento y la reducción del capital, sobre la transformación, fusión, escisión, cesión global de activo y pasivo y traslado de domicilio al extranjero, sobre la emisión de obligaciones o sobre la supresión o la limitación del derecho de suscripción preferente, será necesaria, en primera convocatoria, la concurrencia de accionistas que representen, al menos, el cincuenta por ciento del capital social suscrito con derecho de voto. De no concurrir quórum suficiente, la junta general se celebrará en segunda convocatoria.

Cuando concurran accionistas que representen menos del cincuenta por ciento del capital suscrito con derecho a voto, los acuerdos a que se refiere el párrafo anterior sólo podrán adoptarse válidamente con el voto favorable de los dos tercios del capital, presente o representado, en la junta.

2.	Los accionistas que emitan sus votos a distancia deberán ser tenidos en cuenta a efectos de la constitución de la junta como presentes.

3.	Si para adoptar válidamente un acuerdo respecto de alguno, o varios, de los puntos de orden del día de la junta general, fuera necesario, de conformidad con la normativa aplicable o estos estatutos, la asistencia de un determinado quórum y dicho quórum no se consiguiera, quedará el orden del día reducido al resto de los puntos del mismo que no requieren el indicado quórum para adoptar válidamente acuerdos.

Artículo 26.	Derecho de asistencia

1.	Tendrán derecho de asistencia a las juntas generales los titulares de cualquier número de acciones inscritas a su nombre en el correspondiente registro contable con cinco días de antelación a aquél en que haya de celebrarse la junta y que se hallen al corriente en el pago de los desembolsos pendientes.

Para concurrir a la junta general será indispensable utilizar la correspondiente tarjeta nominativa de asistencia, que se expedirá con referencia a la lista de accionistas que tengan aquel derecho.

2.	Los consejeros deberán asistir a las juntas generales, sin perjuicio de que, para la válida constitución de la junta, no será precisa su asistencia.

3.	El presidente de la junta general podrá facilitar el acceso a la junta a la prensa económica y a los analistas financieros y, en general, podrá autorizar la asistencia de cualquier persona que juzgue conveniente. La junta, no obstante, podrá revocar dicha autorización.

4.	Los accionistas con derecho de asistencia podrán emitir su voto sobre las propuestas relativas a puntos comprendidos en el orden del día de cualquier clase de junta general de conformidad con lo dispuesto en los artículos 33 y 34 de los estatutos.

Artículo 27.	Representación en la junta general

1.	Todo accionista que tenga derecho de asistencia podrá hacerse representar en la junta general por medio de otra persona, aunque no sea accionista. La representación se conferirá por escrito o por medios electrónicos.

2.	La representación se conferirá con carácter especial para cada junta, salvo cuando el representante sea el cónyuge, ascendiente o descendiente del representado, o cuando aquél ostente poder general conferido en documento público con facultades para administrar el patrimonio que tuviere el representado en territorio nacional.

3.	En el caso de que los administradores u otra persona por cuenta o en interés de cualquiera de ellos hubieran formulado solicitud pública de representación, el administrador que la obtenga no podrá ejercitar el derecho de voto correspondiente a las acciones representadas en aquellos puntos en los que se encuentre en conflicto de intereses y, en todo caso, respecto a las decisiones relativas a (i) su nombramiento, reelección o ratificación, destitución, separación o cese como administrador, (ii) el ejercicio de la acción social de responsabilidad dirigida contra él y (iii) la aprobación o ratificación de operaciones de la Sociedad con el administrador de que se trate, sociedades controladas por él o a las que represente o personas que actúen por su cuenta. Se exceptúan los casos en los que el administrador hubiese recibido del representado instrucciones de voto precisas para cada uno de los puntos que se sometan a la junta general con arreglo a lo previsto en la Ley de Sociedades de Capital.

En previsión de la posibilidad de que exista conflicto, la representación podrá conferirse subsidiariamente en favor de otra persona.

4.	Si la representación se ha obtenido mediante solicitud pública, el documento en que conste el poder deberá contener o llevar anejo el orden del día, la solicitud de instrucciones para el ejercicio del derecho de voto y la indicación del sentido en que votará el representante en caso de que no se impartan instrucciones precisas, sujeto, en su caso, a lo previsto en la ley.

5.	Cuando la representación se confiera o notifique a la Sociedad mediante medios de comunicación a distancia, sólo se reputará válida si se realiza:

a)	mediante entrega o correspondencia postal, haciendo llegar a la Sociedad la tarjeta de asistencia y delegación debidamente firmada y cumplimentada, u otro medio escrito que, a juicio del consejo de administración en acuerdo previo adoptado al efecto, permita verificar debidamente la identidad del accionista que confiere su representación y la del delegado que designa, o

b)	mediante correspondencia o comunicación electrónica con la Sociedad, a la que se acompañará copia en formato electrónico de la tarjeta de asistencia y delegación, en la que se detalle la representación atribuida y la identidad del representado, y que incorpore la firma electrónica u otra clase de identificación del accionista representado, en los términos que fije el consejo de administración en acuerdo adoptado al efecto para dotar a este sistema de representación de las adecuadas garantías de autenticidad y de identificación del accionista representado.

6.	Para su validez, la representación conferida o notificada por cualquiera de los citados medios de comunicación a distancia habrá de recibirse por la Sociedad antes de las veinticuatro horas del tercer día anterior al previsto para la celebración de la junta en primera convocatoria. En el acuerdo de convocatoria de la junta de que se trate, el consejo de administración podrá reducir esa antelación exigida, dándole la misma publicidad que se dé al anuncio de convocatoria. Asimismo, el consejo podrá desarrollar las previsiones anteriores referidas a la representación otorgada a través de medios de comunicación a distancia, de conformidad con lo previsto en el artículo 34.5 siguiente.

7.	La representación es siempre revocable. Para que resulte oponible, la revocación habrá de ser notificada a la Sociedad en los mismos términos previstos para la notificación del nombramiento de representante o de otro modo resultar de la aplicación de las reglas de prelación entre representación, voto a distancia o asistencia personal que se prevean en el correspondiente anuncio de convocatoria. En particular, la asistencia a la junta del representado, ya sea personalmente o por haber emitido el voto a distancia, supone la revocación de cualquier delegación, sea cual sea la fecha de aquélla. La representación quedará igualmente sin efecto por la enajenación de las acciones de que tenga conocimiento la Sociedad.

8.	La representación podrá incluir aquellos puntos que, aun no estando previstos en el orden del día de la convocatoria, puedan ser tratados en la junta por permitirlo la ley. Si la delegación no los incluyera, se entenderá que el accionista representado instruye a su representante para abstenerse en la votación de esos puntos.

Artículo 28.	Lugar y tiempo de celebración

1.	La junta general se celebrará en el lugar que indique la convocatoria dentro del municipio en que tenga su domicilio la Sociedad. No obstante, la junta podrá celebrarse en cualquier otro lugar del territorio nacional si así lo dispone el consejo de administración con ocasión de la convocatoria.

2.	La asistencia a la junta general podrá realizarse bien acudiendo al lugar en que vaya a realizarse la reunión, bien en su caso a otros lugares que haya dispuesto la Sociedad, indicándolo así en la convocatoria, y que se hallen conectados con aquél por sistemas de videoconferencia que permitan el reconocimiento e identificación de los asistentes, la permanente comunicación entre los concurrentes independientemente del lugar en que se encuentren, así como la intervención y emisión del voto. El lugar principal deberá estar situado en el término municipal del domicilio social, no siendo ello necesario para los lugares accesorios. Los asistentes a cualquiera de los lugares se considerarán, a todos los efectos relativos a la junta general, como asistentes a la misma y única reunión. La reunión se entenderá celebrada en donde radique el lugar principal.

3.	Si en la convocatoria no figurase el lugar de celebración, se entenderá que la reunión tendrá lugar en el domicilio social.

Artículo 29.	Mesa de la junta general

1.	La mesa de la junta general estará compuesta por su presidente y su secretario.

2.	La junta general será presidida por el presidente del consejo de administración o, en su defecto, por el vicepresidente que lo sustituya según el artículo 44, y a falta de presidente y vicepresidente, por el consejero que designe el consejo de administración.

3.	El presidente estará asistido por el secretario de la junta. Será secretario de la junta general el secretario del consejo de administración, siendo sustituido, en los casos de ausencia, imposibilidad o vacante, por el vicesecretario, y a falta de éste, por el consejero que designe el propio consejo.

4.	Corresponde al presidente declarar la junta válidamente constituida, dirigir las deliberaciones, resolver las dudas que se susciten en el orden del día, poner término a los debates cuando estime suficientemente discutido el asunto y, en general, todas las facultades que sean necesarias para la mejor organización y funcionamiento de la junta general.

Artículo 30.	Lista de asistentes

1.	Antes de entrar en el orden del día, se formará la lista de asistentes, en la que se hará constar el nombre de los accionistas presentes y el de los accionistas representados y sus representaciones, así como el número de acciones con que concurren.

A efectos de quórum, las acciones sin voto solo se computarán en los supuestos específicos establecidos en la Ley de Sociedades de Capital.

2.	La lista de asistentes podrá formarse también mediante fichero o incorporarse a un soporte informático. En tales casos se consignará en la propia acta el medio utilizado y se extenderá en la cubierta precintada del fichero o del soporte la oportuna diligencia de identificación firmada por el secretario con el visto bueno del presidente.

3.	Al final de la lista se determinará el número de accionistas presentes, indicando separadamente los que hayan emitido su voto a distancia, y representados así como el importe del capital del que sean titulares, especificando el que corresponde a los accionistas con derecho a voto.

4.	La lista de asistentes podrá ser consultada en el acto de la junta por cualquier accionista con derecho de asistencia, sin que su pretensión al respecto obligue a demorar o aplazar el normal desarrollo del acto, una vez que el presidente haya declarado la junta legalmente constituida, y sin que sea obligatoria la lectura de la referida lista o la entrega de copia de la misma.

Artículo 31.	Derecho de información

1.	Desde el mismo día de publicación de la convocatoria de la junta general y hasta el séptimo día anterior, inclusive, al previsto para su celebración en primera convocatoria, los accionistas podrán solicitar por escrito las informaciones o aclaraciones que estimen precisas o formular por escrito las preguntas que consideren pertinentes acerca de los asuntos comprendidos en el orden del día.

Además, con el mismo plazo y forma, los accionistas podrán solicitar por escrito las aclaraciones que estimen precisas acerca de la información accesible al público que se hubiera facilitado por la Sociedad a la Comisión Nacional del Mercado de Valores desde la celebración de la última junta general, así como del informe del auditor de cuentas de la Sociedad.

En el caso de junta general ordinaria y en los demás supuestos establecidos por la ley, el anuncio de convocatoria indicará lo que proceda respecto del derecho a examinar en el domicilio social y a obtener, de forma inmediata y gratuita, los documentos que han de ser sometidos a la aprobación de la junta y, en su caso, el informe o informes determinados por la ley.

2.	Durante la celebración de la junta general, todo accionista podrá solicitar verbalmente las informaciones o aclaraciones que estime precisas acerca de los asuntos comprendidos en el orden del día o solicitar aclaraciones sobre la información accesible al público que la Sociedad hubiera facilitado a la Comisión Nacional del Mercado de Valores desde la celebración de la última junta general, así como sobre el informe del auditor de cuentas de la Sociedad.

3.	Los consejeros estarán obligados a facilitar la información solicitada conforme a los dos apartados anteriores en la forma y dentro de los plazos previstos por la ley, salvo en los casos en que resulte legalmente improcedente y, en particular, cuando, con anterioridad a la formulación de preguntas concretas por los accionistas, la información solicitada estuviera clara y directamente disponible para todos los accionistas en la página web de la Sociedad bajo el formato pregunta-respuesta, o cuando, a juicio del presidente, la publicidad de esa información perjudique los intereses sociales. Esta última excepción no procederá cuando la solicitud esté apoyada por accionistas que representen, al menos, la cuarta parte del capital.

Artículo 32.	Deliberación de la junta general

1.	Una vez confeccionada la lista de asistentes, el presidente, en su caso, declarará válidamente constituida la junta general y determinará si ésta puede entrar en la consideración de todos los asuntos comprendidos en el orden del día o si, por el contrario, ha de limitarse a algunos de ellos.

2.	El presidente declarará abierta la sesión, someterá a deliberación los asuntos incluidos en el orden del día y dirigirá los debates con el fin de que la reunión se desarrolle de forma ordenada, de acuerdo con lo previsto en el reglamento de la junta y demás normativa aplicable.

3.	Una vez que el asunto se halle suficientemente debatido, el presidente lo someterá a votación.

Artículo 33.	Votación

1.	Cada uno de los puntos del orden del día se someterá individualmente a votación.

2.	Por regla general y sin perjuicio de que, a juicio del presidente, puedan emplearse otros sistemas alternativos, la votación de las propuestas de acuerdos a que se refiere el apartado precedente se realizará conforme al procedimiento de votación previsto en el reglamento de la junta y demás normativa aplicable.

Artículo 34.	Emisión del voto a distancia

1.	Los accionistas con derecho de asistencia y voto podrán emitir su voto sobre las propuestas relativas a puntos comprendidos en el orden del día de cualquier junta mediante:

(i)	entrega o correspondencia postal, haciendo llegar a la Sociedad la tarjeta de asistencia y voto, debidamente firmada y cumplimentada (en su caso junto con el formulario de voto que al efecto disponga la sociedad) u otro medio escrito que, a juicio del consejo de administración en acuerdo adoptado al efecto, permita verificar debidamente la identidad del accionista que ejerce su derecho al voto; o

(ii)	correspondencia o comunicación electrónica con la Sociedad, a la que se acompañará copia en formato electrónico de la tarjeta de asistencia y voto (en su caso junto con el formulario de voto que al efecto disponga la Sociedad) y en la que figurará la firma electrónica u otra clase de identificación del accionista, en los términos que fije el consejo de administración en acuerdo adoptado al efecto para dotar a este sistema de emisión del voto de las adecuadas garantías de autenticidad y de identificación del accionista que ejercita su voto.

2.	Para su validez, el voto emitido por cualquiera de los citados medios habrá de recibirse por la Sociedad antes de las veinticuatro horas del tercer día anterior al previsto para la celebración de la junta en primera convocatoria. En caso contrario, el voto se tendrá por no emitido. El consejo de administración podrá reducir esa antelación exigida, dándole la misma publicidad que se dé al anuncio de convocatoria.

3.	Los accionistas que emitan su voto a distancia en los términos indicados en este artículo serán considerados como presentes a los efectos de la constitución de la junta general de que se trate. En consecuencia, las delegaciones realizadas con anterioridad a la emisión de este voto se entenderán revocadas y las conferidas con posterioridad se tendrán por no efectuadas.

4.	El voto emitido a distancia a que se refiere este artículo quedará sin efecto por la asistencia física a la reunión del accionista que lo hubiera emitido o por la enajenación de las acciones de que tenga conocimiento la Sociedad.

5.	El consejo de administración podrá desarrollar las previsiones anteriores estableciendo las instrucciones, reglas, medios y procedimientos para instrumentar la emisión del voto y el otorgamiento de la representación por medios de comunicación a distancia, con adecuación al estado de la técnica y ajustándose en su caso a las normas que se dicten al efecto y a lo previsto en estos estatutos.

Asimismo, el consejo de administración, para evitar posibles duplicidades, podrá adoptar las medidas precisas para asegurar que quien ha emitido el voto a distancia o delegado la representación está debidamente legitimado para ello con arreglo a lo dispuesto en estos estatutos.

Las reglas de desarrollo que adopte el consejo de administración al amparo de lo dispuesto en el presente apartado se publicarán en la página web de la Sociedad.

6.	La asistencia remota a la junta por vía telemática y simultánea y la emisión del voto electrónico a distancia durante la celebración de la junta se regirán por lo establecido en el reglamento de la junta general.

El reglamento de la junta general podrá atribuir al consejo de administración la regulación, con respeto a la ley, los estatutos y el reglamento de la junta, de todos los aspectos procedimentales necesarios, incluyendo, entre otras cuestiones, la antelación mínima con la que se deberá realizar la conexión para considerar al accionista presente, el procedimiento y reglas aplicables para que los accionistas que asistan a distancia puedan ejercitar sus derechos, la antelación al momento de constitución de la junta con la que, en su caso, deberán remitirse las intervenciones y propuestas de acuerdos que deseen formular quienes vayan a asistir por medios telemáticos, los requisitos de identificación exigibles para dichos asistentes a distancia y su influencia en el sistema de formación de la lista de asistentes.

Artículo 35.	Adopción de acuerdos

1.	La mayoría necesaria para aprobar un acuerdo requerirá el voto favorable de la mitad más uno de las acciones con derecho a voto presentes o representadas en la junta general. Quedan a salvo los supuestos en los que la ley o estos estatutos sociales estipulen una mayoría superior.

2.	Los asistentes a la junta general tendrán un voto por cada acción que posean o representen. Las acciones sin voto tendrán este derecho en los supuestos específicos de la Ley de Sociedades de Capital.

Artículo 36.	Acta de la junta

1.	El secretario de la junta levantará acta de la sesión, la cual, una vez aprobada, será recogida en el correspondiente libro de actas.

2.	El acta de la junta podrá ser aprobada por la propia junta a continuación de haberse celebrado ésta o, en su defecto y dentro del plazo de quince días, por el presidente y dos interventores, uno en representación de la mayoría y otro de la minoría.

3.	El consejo de administración podrá requerir la presencia de notario para que levante el acta de la junta.

4.	El reglamento de la junta podrá exigir que en todo caso el acta de la junta sea notarial.

5.	La facultad de expedir las certificaciones de las actas y acuerdos de las juntas corresponde al secretario y, en su caso, al vicesecretario, con el visto bueno del presidente o, en su caso, del vicepresidente que le sustituya.

6.	Cualquier accionista que hubiera votado en contra de un determinado acuerdo tiene derecho a que conste en el acta de la junta general su oposición al acuerdo adoptado.

Sección 3ª.- El consejo de administración

Artículo 37.	Estructura del consejo de administración

1.	La Sociedad estará administrada por un consejo de administración.

2.	El consejo de administración se regirá por las normas legales que le sean de aplicación y por los presentes estatutos. Asimismo, el consejo aprobará un reglamento del consejo de administración que contendrá normas de funcionamiento y régimen interno en desarrollo de dichas previsiones legales y estatutarias. De la aprobación del reglamento del consejo de administración y de sus modificaciones posteriores se informará a la junta general.

Artículo 38.	Facultades de administración y supervisión

1.	El consejo de administración dispone de las más amplias atribuciones para la administración de la Sociedad y, salvo en las materias reservadas a la competencia de la junta general, es el máximo órgano de decisión de la Sociedad.

2.	En todo caso, el consejo asumirá con carácter indelegable aquellas facultades legalmente reservadas a su conocimiento directo, así como aquellas otras necesarias para un responsable ejercicio de la función general de supervisión.

3.	El reglamento del consejo detallará el contenido específico de las funciones reservadas al consejo de administración.

Artículo 39.	Facultades de representación

1.	El poder de representación de la Sociedad, en juicio y fuera de él, corresponde al consejo de administración, que actuará colegiadamente.

2.	Asimismo, ostenta el poder de representación de la Sociedad el presidente del consejo.

3.	El secretario del consejo y, en su caso, el vicesecretario, tienen las facultades representativas necesarias para elevar a público y solicitar la inscripción registral de los acuerdos de la junta general y del consejo de administración.

4.	Lo dispuesto en este artículo se entiende sin perjuicio de cualesquiera otros apoderamientos que se puedan realizar, tanto generales como especiales.

Artículo 40.	Creación de valor para el accionista

1.	El consejo de administración y sus órganos delegados ejercitarán sus facultades y, en general, desempeñaran sus cargos con el fin de maximizar el valor de la empresa en interés de los accionistas.

2.	El consejo de administración velará, asimismo, para que la sociedad cumpla fielmente la legalidad vigente, respete los usos y buenas prácticas de los sectores o países donde ejerza su actividad y observe los principios de responsabilidad social que hubiera aceptado voluntariamente.

Artículo 41.	Composición cuantitativa del consejo

1.	El consejo de administración estará integrado por un mínimo de catorce y un máximo de veintidós miembros nombrados por la junta general.

2.	Corresponde a la junta general determinar, dentro del rango establecido en el apartado anterior, el número de miembros del consejo. Dicho número podrá quedar fijado también indirectamente, en virtud de los propios acuerdos de nombramiento o revocación de consejeros de la junta general.

Artículo 42.	Composición cualitativa del consejo

1.	La junta general procurará que el consejo de administración quede conformado de manera tal que los consejeros externos o no ejecutivos representen una amplia mayoría sobre los consejeros ejecutivos y que dentro de aquéllos haya un número razonable de consejeros independientes. Asimismo, la junta general procurará que el número de consejeros independientes represente al menos un tercio del total de consejeros.

2.	Lo dispuesto en el apartado anterior no afecta a la soberanía de la junta general, ni merma la eficacia del sistema proporcional, que será de obligada observancia cuando se produzca la agrupación de acciones con arreglo a lo previsto en la Ley de Sociedades de Capital.

3.	A efectos de lo previsto en estos estatutos, los términos consejero externo, consejero dominical, consejero independiente y consejero ejecutivo tendrán el significado que se les atribuya en estos estatutos o que precise el reglamento del consejo de administración.

Artículo 43.	El presidente del consejo

1.	El presidente del consejo de administración será elegido entre los miembros del órgano de administración.

2.	Corresponde al presidente convocar el consejo de administración y dirigir los debates.

Artículo 44.	El vicepresidente del consejo

1.	El consejo de administración designará de entre sus miembros, por tiempo indefinido, uno o varios vicepresidentes, que serán correlativamente numerados.

2.	El vicepresidente o vicepresidentes, por el orden correlativo establecido, y en su defecto, el consejero que corresponda por el orden de numeración establecido por el consejo sustituirá al presidente en caso de ausencia, imposibilidad o indisposición.

Artículo 45.	El secretario del consejo

1.	El secretario del consejo de administración será siempre el secretario general de la sociedad.

2.	Corresponde al secretario cuidar de la legalidad formal y material de las actuaciones del consejo, velar por la observancia de las recomendaciones de buen gobierno asumidas por la Sociedad y garantizar que los procedimientos y reglas de gobierno sean respetados y regularmente revisados.

3.	El consejo de administración podrá nombrar un vicesecretario para que asista al secretario del consejo y lo sustituya en el desempeño de sus funciones en caso de ausencia, imposibilidad o indisposición.

4.	En caso de ausencia o imposibilidad, el secretario y vicesecretario del consejo podrán ser sustituidos por el consejero que, entre los asistentes a la correspondiente sesión, designe el propio consejo. El consejo podrá también acordar que tal sustituto accidental sea cualquier empleado de la Sociedad.

5.	El secretario general desempeñará igualmente la secretaría de todas las comisiones del consejo.

Artículo 46.	Reuniones del consejo de administración

1.	El consejo se reunirá con la periodicidad necesaria para el adecuado desempeño de sus funciones, previa convocatoria del presidente. El presidente deberá convocar el consejo a iniciativa propia o a petición de, al menos, tres consejeros.

2.	El orden del día se aprobará por el consejo en la propia reunión. Todo miembro del consejo podrá proponer la inclusión de cualquier otro punto no incluido en el proyecto de orden del día que el presidente proponga al consejo.

3.	A las reuniones del consejo podrá asistir cualquier persona invitada por el presidente.

Artículo 47.	Desarrollo de las sesiones

1.	El consejo quedará válidamente constituido cuando concurran, presentes o representados, más de la mitad de sus miembros.

2.	Cuando los consejeros no puedan asistir personalmente, podrán delegar para cada sesión y por escrito en cualquier otro consejero para que les represente en aquélla a todos los efectos.

3.	El consejo podrá celebrarse en varias salas simultáneamente, siempre y cuando se asegure por medios audiovisuales o telefónicos la interactividad e intercomunicación entre ellas en tiempo real y, por tanto, la unidad de acto. En este caso, se hará constar en la convocatoria el sistema de conexión y, de resultar aplicable, los lugares en que están disponibles los medios técnicos necesarios para asistir y participar en la reunión. Los acuerdos se considerarán adoptados en el lugar donde esté la presidencia.

4.	Excepcionalmente, si ningún consejero se opone a ello, podrá celebrarse el consejo por escrito y sin sesión. En este último caso, los consejeros podrán remitir sus votos y las consideraciones que deseen hacer constar en el acta por correo electrónico.

5.	Salvo en los casos en que específicamente se requiera una mayoría superior por disposición legal, estatutaria o del reglamento del consejo, los acuerdos se adoptarán por mayoría absoluta de los consejeros asistentes, presentes y representados. El presidente tendrá voto de calidad para decidir los empates.

6.	Los acuerdos que adopte el consejo se consignarán en actas firmadas por el presidente y el secretario. Los acuerdos del consejo se acreditarán mediante certificación expedida por el secretario del consejo o, en su caso, por el vicesecretario, con el visto bueno del presidente o, en su caso, del vicepresidente.

7.	Estarán facultados permanentemente, de manera solidaria e indistinta, para elevar a documento público los acuerdos del consejo de administración el presidente, el o los vicepresidentes, el o los consejeros delegados, y el secretario del consejo, todo ello sin perjuicio de las autorizaciones expresas previstas en la normativa aplicable.

Sección 4ª. Delegación de facultades del consejo

Artículo 48.	El presidente ejecutivo

1.	El presidente del consejo de administración tendrá la condición de presidente ejecutivo del Banco y será considerado como superior jerárquico de la Sociedad, investido de las atribuciones necesarias para el ejercicio de esta autoridad. En atención a su particular condición, al presidente ejecutivo le corresponderán, entre otras que se establezcan en los presentes estatutos o en el reglamento del consejo, las siguientes funciones:

a)	Velar por que se cumplan los estatutos sociales y se ejecuten fielmente los acuerdos de la junta general y del consejo de administración.

b)	Ejercer la alta inspección del Banco y de todos sus servicios.

c)	Despachar con el consejero delegado y con la dirección general para informarse de la marcha de los negocios.

2.	El consejo de administración delegará en el presidente todas sus facultades, salvo las que sean legalmente indelegables o las que no puedan ser delegadas en virtud de lo dispuesto en los presentes estatutos o en el reglamento del consejo.

3.	La designación del presidente se hará por tiempo indefinido y requerirá el voto favorable de dos tercios de los componentes del consejo.

Artículo 49.	Otros consejeros delegados

1.	Con independencia de lo previsto en el artículo anterior, el consejo podrá designar de su seno otro u otros consejeros delegados, otorgándoles las facultades que estime convenientes. En ningún caso podrán ser objeto de delegación las facultades que la ley, los presentes estatutos o el reglamento del consejo reserven al conocimiento del consejo en pleno.

2.	La atribución al presidente y a cualquier otro miembro del consejo de facultades ejecutivas permanentes, generales o sectoriales, distintas de las de supervisión y decisión colegiada propias del mero consejero, podrá realizarse en virtud de delegación orgánica, por medio de apoderamientos generales o a través de otros títulos contractuales y se acordará por una mayoría de dos tercios del consejo. Los miembros del consejo destinatarios de dichas facultades tendrán la consideración de consejeros ejecutivos.

El acuerdo de atribución o delegación determinará la extensión de las facultades que se confieren al consejero ejecutivo, las retribuciones que le corresponden por este concepto y los demás términos y condiciones de la relación, que se incorporarán al oportuno contrato.

Artículo 50.	Comisiones del consejo de administración

1.	Sin perjuicio de las delegaciones de facultades que se realicen a título individual al presidente o a cualquier otro consejero y de la facultad que le asiste para constituir comisiones delegadas por áreas específicas de actividad, el consejo de administración constituirá en todo caso una comisión ejecutiva, con delegación de facultades decisorias generales, y una comisión delegada de riesgos, con facultades delegadas básicamente en materia de riesgos.

2.	El consejo podrá asimismo constituir comisiones con funciones de supervisión, información, asesoramiento y propuesta en las materias propias de su competencia, debiendo en todo caso constituir una comisión de auditoría y cumplimiento y una comisión de nombramientos y retribuciones.

3.	El funcionamiento de las comisiones del consejo se regirá, en lo no previsto en estos estatutos, por lo previsto en el reglamento del consejo.

Sección 5ª. Comisiones del consejo de administración

Artículo 51.	La comisión ejecutiva

1.	La comisión ejecutiva estará compuesta por un mínimo de cinco y un máximo de doce consejeros. El presidente del consejo de administración será, asimismo, presidente de la comisión ejecutiva.

2.	La delegación permanente de facultades en la comisión ejecutiva y los acuerdos de nombramiento de sus miembros requerirán el voto favorable de al menos dos tercios de los componentes del consejo de administración.

3.	La delegación permanente de facultades del consejo de administración a favor de la comisión ejecutiva comprenderá todas las facultades del consejo, salvo las que sean legalmente indelegables o las que no puedan ser delegadas en virtud de lo dispuesto en los presentes estatutos o en el reglamento del consejo.

4.	La comisión ejecutiva se reunirá cuantas veces sea convocada por su presidente o vicepresidente que le sustituya.

5.	La comisión ejecutiva informará al consejo de administración de los asuntos y decisiones adoptadas en sus sesiones y pondrá a disposición de los miembros del consejo copia de las actas de dichas sesiones.

Artículo 52.	La comisión delegada de riesgos

1.	El consejo de administración constituirá una comisión delegada de riesgos, que tendrá carácter ejecutivo, a la que se encomendarán facultades relativas a la gestión de riesgos.

2.	La comisión delegada de riesgos estará compuesta por un mínimo de cuatro y un máximo de seis consejeros.

3.	El reglamento del consejo regulará la composición, el funcionamiento y las competencias de la comisión delegada de riesgos.

4.	La delegación de facultades en la comisión delegada de riesgos y los acuerdos de nombramiento de sus miembros requerirán el voto favorable de, al menos, dos tercios de los componentes del consejo.

Artículo 53.	La comisión de auditoría y cumplimiento

1.	La comisión de auditoría y cumplimiento estará formada por un mínimo de tres y un máximo de siete consejeros, todos externos o no ejecutivos, con una mayoritaria representación de consejeros independientes.

2.	Los integrantes de la comisión de auditoría y cumplimiento serán designados por el consejo de administración teniendo presentes los conocimientos, aptitudes y experiencia en materia de contabilidad, auditoría o gestión de riesgos de los consejeros.

3.	La comisión de auditoría y cumplimiento deberá estar, en todo caso, presidida por un consejero independiente en el que, además, concurran conocimientos y experiencia en materia de contabilidad, auditoría o gestión de riesgos. El presidente de la comisión de auditoría y cumplimiento deberá ser sustituido cada cuatro años, pudiendo ser reelegido una vez transcurrido el plazo de un año desde su cese.

4.	Las competencias de la comisión de auditoría y cumplimiento serán, como mínimo:

(i)	Informar, a través de su presidente y/o su secretario, en la junta general de accionistas sobre las cuestiones que en ella planteen los accionistas en materias de su competencia.

(ii)	Supervisar la eficacia del control interno del Banco, la auditoría interna y los sistemas de gestión de riesgos, así como discutir con el auditor de cuentas las debilidades significativas del sistema de control interno detectadas en el desarrollo de la auditoría.

(iii)	Supervisar el proceso de elaboración y presentación de la información financiera regulada.

(iv)	Proponer al consejo de administración, para su sometimiento a la junta general, el nombramiento del auditor de cuentas, de acuerdo con la normativa aplicable a la Sociedad.

(v)	Establecer las oportunas relaciones con el auditor de cuentas para recibir información sobre aquellas cuestiones que puedan poner en riesgo la independencia de éstos, para su examen por la comisión de auditoría y cumplimiento, y cualesquiera otras relacionadas con el proceso de desarrollo de la auditoría de cuentas, así como aquellas otras comunicaciones previstas en la legislación de auditoría de cuentas y en las normas de auditoría.

En todo caso, la comisión de auditoría y cumplimiento deberá recibir anualmente del auditor de cuentas la confirmación escrita de su independencia frente a la Sociedad o entidades vinculadas a ésta directa o indirectamente, así como la información de los servicios adicionales de cualquier clase prestados a estas entidades por el citado auditor, o por las personas o entidades vinculados a éste de acuerdo con lo dispuesto en la Ley 19/1988, de 12 de julio, de Auditoría de Cuentas.

(vi)	Emitir anualmente, con carácter previo a la emisión del informe de auditoría de cuentas, un informe en el que se expresará una opinión sobre la independencia del auditor de cuentas. Este informe deberá pronunciarse, en todo caso, sobre la prestación de los servicios adicionales a que hace referencia el apartado (v) anterior.

5.	La comisión de auditoría y cumplimiento se reunirá cuantas veces sea convocada por acuerdo de la propia comisión o de su presidente y, al menos, cuatro veces al año, estando obligado a asistir a sus reuniones y a prestarle su colaboración y acceso a la información de que disponga cualquier miembro del equipo directivo o del personal de la Sociedad que sea requerido a tal fin, y pudiendo requerir también la asistencia del auditor de cuentas. Una de sus reuniones estará destinada necesariamente a evaluar la eficiencia y el cumplimiento de las reglas y procedimientos de gobierno de la Sociedad y a preparar la información que el consejo ha de aprobar e incluir dentro de la documentación pública anual.

6.	La comisión de auditoría y cumplimiento quedará válidamente constituida con la asistencia, presentes o representados, de, al menos, la mitad de sus miembros; y adoptará sus acuerdos por mayoría de los asistentes, presentes o representados, siendo de calidad el voto de su presidente. Los miembros de la comisión podrán delegar su representación en otro de ellos. Los acuerdos de la comisión de auditoría y cumplimiento se llevarán en un libro de actas, que será firmado, para cada una de ellas, por el presidente y el secretario.

7.	El reglamento del consejo desarrollará el régimen de la comisión de auditoría y cumplimiento previsto en este artículo.

Artículo 54.	La comisión de nombramientos y retribuciones

1.	Se constituirá una comisión de nombramientos y retribuciones, a la que se encomendarán facultades generales de propuesta e informe en materia retributiva y de nombramientos y ceses de consejeros.

2.	La comisión de nombramientos y retribuciones estará formada por un mínimo de tres y un máximo de siete consejeros, todos externos o no ejecutivos, con una mayoritaria representación de consejeros independientes.

3.	Los integrantes de la comisión de nombramientos y retribuciones serán designados por el consejo de administración, teniendo presentes los conocimientos, aptitudes y experiencia de los consejeros y los cometidos de la comisión.

4.	La comisión de nombramientos y retribuciones deberá estar en todo caso presidida por un consejero independiente.

5.	El reglamento del consejo regulará la composición, el funcionamiento y las competencias de la comisión de nombramientos y retribuciones.

Sección 6ª. Estatuto del consejero

Artículo 55.	Duración del cargo

1.	Los cargos se renovarán anualmente por terceras partes, siguiéndose para ello el turno determinado por la antigüedad en aquéllos, según la fecha y orden del respectivo nombramiento. Es decir, la duración del cargo de consejero será de tres años. Los consejeros cesantes podrán ser reelegidos.

2.	Los consejeros designados por cooptación podrán ser ratificados en su cargo en la primera junta general que se celebre con posterioridad a su designación.

3.	El consejero que termine su mandato o por cualquier otra causa cese en el desempeño de su cargo no podrá prestar servicios en otra entidad competidora durante el plazo de dos años.

El consejo de administración, si lo considera oportuno, podrá dispensar al consejero saliente de esta obligación o acortar el periodo de su duración.

Artículo 56.	Cese de los consejeros

1.	Los consejeros cesarán en el cargo cuando haya transcurrido el periodo para el que fueron nombrados, y cuando lo decida la junta general en uso de las atribuciones que tiene conferidas. En el primer caso, el cese será efectivo el día en que se reúna la primera junta general posterior a la fecha de vencimiento del periodo de su nombramiento, o hubiese transcurrido el término legal para la convocatoria de la junta que hubiese de resolver sobre la aprobación de cuentas del ejercicio anterior.

2.	Los consejeros deberán poner su cargo a disposición del consejo de administración y formalizar la correspondiente dimisión si éste, previo informe de la comisión de nombramientos y retribuciones, lo considera conveniente, en los casos que puedan afectar negativamente al funcionamiento del consejo o al crédito y reputación de la Sociedad y, en particular, cuando se hallen incursos en alguno de los supuestos de incompatibilidad o prohibición legalmente previstos.

Artículo 57.	Responsabilidad del consejero

1.	Los consejeros responderán frente a la Sociedad, frente a los accionistas y frente a los acreedores sociales del daño que causen por actos u omisiones contrarios a la ley o a estos estatutos o por los realizados incumpliendo los deberes inherentes al desempeño del cargo.

2.	Responderán solidariamente todos los miembros del consejo de administración que realizó el acto o adoptó el acuerdo lesivo, menos los que prueben que, no habiendo intervenido en su adopción y ejecución, desconocían su existencia o, conociéndola, hicieron todo lo conveniente para evitar el daño o, al menos, se opusieron expresamente a aquél.

3.	En ningún caso exonerará de responsabilidad la circunstancia de que el acto o acuerdo lesivo haya sido adoptado, autorizado o ratificado por la junta general.

Artículo 58.	Retribución de los consejeros

1.	Los consejeros tendrán derecho a percibir una retribución por el ejercicio de las funciones que les corresponde desarrollar en virtud de su designación como meros miembros del consejo de administración, sea por la junta general de accionistas o sea por el propio consejo en virtud de sus facultades de cooptación.

2.	La retribución a que se refiere el apartado anterior consistirá en una cantidad fija anual determinada por la junta general. Dicha cantidad permanecerá vigente en tanto la junta no acuerde su modificación, si bien el consejo podrá reducir su importe en los años en que así lo estime justificado. La retribución indicada tendrá dos componentes: (a) una asignación anual y (b) dietas de asistencia.

La determinación concreta del importe que corresponda por los conceptos anteriores a cada uno de los consejeros y la forma de pago será hecha por el consejo de administración. A tal efecto, tendrá en cuenta los cargos desempeñados por cada consejero en el propio órgano colegiado y su pertenencia y asistencia a las distintas comisiones

3.	Además del sistema de retribución previsto en los apartados anteriores, los consejeros tendrán derecho a ser retribuidos mediante la entrega de acciones, o mediante la entrega de derechos de opción sobre las mismas o mediante retribución referenciada al valor de las acciones, siempre y cuando la aplicación de alguno de estos sistemas de retribución sea acordada previamente por la junta general de accionistas. Dicho acuerdo determinará, en su caso, el número de acciones a entregar, el precio de ejercicio de los derechos de opción, el valor de las acciones que se tome como referencia y el plazo de duración del sistema de retribución.

4.	Con independencia de lo previsto en los apartados anteriores, los consejeros tendrán derecho a percibir las remuneraciones (sueldos, incentivos, bonuses, pensiones, seguros y compensaciones por cese) que, previa propuesta de la comisión de nombramientos y retribuciones y por acuerdo del consejo de administración, se consideren procedentes por el desempeño en la Sociedad de otras funciones, sean de consejero ejecutivo o de otro tipo, distintas de las de supervisión y decisión colegiada que desarrollan como meros miembros del consejo.

5.	La Sociedad contratará un seguro de responsabilidad civil para sus consejeros en las condiciones usuales y proporcionadas a las circunstancias de la propia Sociedad.

Artículo 59.	Transparencia del régimen retributivo de los consejeros

1.	El consejo de administración aprobará anualmente un informe sobre la política de remuneraciones de los consejeros, que incluirá información completa, clara y comprensible sobre (i) el resumen global de la aplicación de dicha política durante el ejercicio anterior, incluyendo el detalle de las retribuciones individuales devengadas por cada uno de los consejeros en el indicado ejercicio, (ii) la política aprobada por el consejo para el año en curso y (iii) la prevista, en su caso, para años futuros. Este informe se pondrá a disposición de los accionistas con ocasión de la convocatoria de la junta general ordinaria y se someterá a votación de la misma con carácter consultivo y como punto separado del orden del día. El contenido del informe se regulará en el reglamento del consejo.

2.	En la memoria anual se informará de forma individualizada de las retribuciones percibidas por cada consejero, con expresión de las cantidades correspondientes a cada concepto retributivo. También se harán constar en la memoria, de forma individualizada y por cada uno de los conceptos, las retribuciones que correspondan, de conformidad con los artículos 49 y 58.4, a las funciones ejecutivas encomendadas a los consejeros ejecutivos de la Sociedad.

Sección 7ª. Informe sobre gobierno corporativo y página web

Artículo 60.	Informe anual de gobierno corporativo

1.	El consejo de administración elaborará un informe anual de gobierno corporativo que prestará especial atención (i) al grado de seguimiento de las recomendaciones en materia de buen gobierno contenidas en los informes oficiales; (ii) al funcionamiento de la junta general y desarrollo de las sesiones; (iii) a las operaciones vinculadas y a las operaciones intragrupo; (iv) a la estructura de propiedad de la Sociedad; (v) a la estructura de la administración de la Sociedad; y (vi) a los sistemas de control del riesgo.

2.	El informe anual de gobierno corporativo será puesto a disposición de los accionistas en la página web de la Sociedad no más tarde de la fecha de publicación de la convocatoria de la junta general ordinaria que haya de resolver sobre las cuentas anuales correspondientes al ejercicio al que se refiera el indicado informe.

Artículo 61.	Página web corporativa

1.	La Sociedad tendrá una página web corporativa (www.santander.com) a través de la cual se informará a sus accionistas, inversores y al mercado en general de los hechos de carácter relevante o significativo que se produzcan en relación con la Sociedad.

La creación de la página web corporativa deberá acordarse por la junta general. Dicho acuerdo deberá figurar expresamente en el orden del día incluido en la convocatoria de la junta que haya de adoptarlo.

El acuerdo de creación de la página web deberá hacerse constar en la hoja abierta al Banco en el Registro Mercantil y será publicado en el Boletín Oficial del Registro Mercantil.

2.	El consejo de administración podrá acordar la modificación, la supresión o el traslado de la página web corporativa.

El acuerdo de modificación, supresión o traslado de la página web corporativa se hará constar en la hoja abierta al Banco en el Registro Mercantil y será publicado en el Boletín Oficial del Registro Mercantil, así como en la propia página web que se haya acordado modificar, suprimir o trasladar durante los treinta días siguientes a contar desde la inserción del acuerdo en el Boletín Oficial del Registro Mercantil.

3.	Sin perjuicio de cuanta documentación adicional venga exigida por la normativa aplicable, la página web de la Sociedad incluirá, como mínimo, la información y documentos que se recojan en el reglamento del consejo.

4.	En la página web de la Sociedad y con ocasión de la convocatoria de las juntas generales se habilitará un foro electrónico de accionistas, al que podrán acceder con las debidas garantías tanto los accionistas individuales como las asociaciones voluntarias que aquéllos puedan constituir en los términos legalmente previstos, con el fin de facilitar su comunicación con carácter previo a la celebración de las juntas generales. La regulación del foro electrónico de accionistas podrá desarrollarse por el reglamento de la junta general que, a su vez, podrá atribuir al consejo de administración, la regulación de todos los aspectos procedimentales necesarios.

CAPITULO III. OTRAS DISPOSICIONES

Sección 1ª. Las cuentas anuales

Artículo 62.	Formulación de las cuentas anuales

1.	El ejercicio social corresponderá al año natural, comenzando el 1 de enero y terminando el 31 de diciembre de cada año.

2.	En el plazo máximo de tres meses, contados a partir del cierre de cada ejercicio social, el consejo de administración formulará las cuentas anuales, que incluyen el balance, la cuenta de pérdidas y ganancias, la memoria, el estado de cambios en el patrimonio y el estado de flujo de efectivo, el informe de gestión, la propuesta de aplicación del resultado así como, en su caso, las cuentas y el informe de gestión consolidados.

3.	El consejo de administración procurará formular las cuentas de manera tal que no haya lugar a salvedades por parte del auditor de cuentas. No obstante, cuando el consejo considere que debe mantener su criterio, explicará públicamente, a través del presidente de la comisión de auditoría y cumplimiento, el contenido y el alcance de la discrepancia y procurará, asimismo, que el auditor de cuentas dé igualmente cuenta de sus consideraciones al respecto.

4.	Las cuentas anuales y el informe de gestión de la Sociedad deberán ser revisados por los auditores de cuentas, designados por la junta general antes de que finalice el ejercicio por auditar, por un periodo determinado que no podrá ser inferior a tres años ni superior a nueve, a contar desde la fecha en que se inicie el primer ejercicio a auditar, pudiendo ser reelegidos por la junta general por periodos máximos de tres años una vez que haya finalizado el periodo inicial.

Artículo 63.	Aprobación de las cuentas y distribución del resultado

1.	Las cuentas anuales se someterán a la aprobación de la junta general de accionistas.

2.	Una vez aprobadas las cuentas anuales, la junta general resolverá sobre la aplicación del resultado del ejercicio.

3.	Sólo podrán repartirse dividendos con cargo al beneficio del ejercicio, o a reservas de libre disposición, si se han cubierto las atenciones previstas por la ley y estos estatutos y el valor del patrimonio neto contable no es o, a consecuencia del reparto, no resulta ser inferior al capital social. Si existiesen pérdidas de ejercicios anteriores que hiciesen que ese valor del patrimonio neto de la Sociedad fuese inferior a la cifra del capital social, el beneficio se destinará a compensar las pérdidas.

4.	La junta general acordará la cuantía, momento y forma de pago de los dividendos, que se distribuirán a los accionistas en proporción al capital que hayan desembolsado.

5.	La junta general y el consejo de administración podrán acordar la distribución de cantidades a cuenta de dividendos, con las limitaciones y cumpliendo con los requisitos establecidos por la ley.

Artículo 64.	Dividendo en especie

La junta general podrá acordar que el dividendo sea satisfecho total o parcialmente en especie, siempre y cuando:

(i)	los bienes o valores objeto de distribución sean homogéneos;

(ii)	estén admitidos a cotización en un mercado oficial -en el momento de la efectividad del acuerdo- o quede debidamente garantizada por la Sociedad la obtención de liquidez en el plazo máximo de un año; y

(iii)	no se distribuyan por un valor inferior al que tienen en el balance de la Sociedad.

Artículo 65.	Depósito de las cuentas anuales

Dentro del mes siguiente a la aprobación de las cuentas anuales, el consejo de administración presentará, para su depósito en el registro mercantil del domicilio social del Banco, certificación de los acuerdos de la junta general de aprobación de las cuentas anuales y de aplicación del resultado. A la certificación acompañará un ejemplar de cada una de dichas cuentas, así como, en su caso, del informe de gestión y del informe de los auditores de cuentas.

Sección 2ª. Disolución y liquidación de la Sociedad

Artículo 66.	Disolución de la Sociedad

La Sociedad se disolverá en los casos y con los requisitos previstos en la legislación vigente.

Artículo 67.	Liquidadores

1.	Disuelta la Sociedad, todos los miembros del consejo de administración con nombramiento vigente e inscrito en el Registro Mercantil quedarán de Derecho convertidos en liquidadores, salvo que la junta general hubiese designado otros liquidadores en el acuerdo de disolución.

2.	En el supuesto de que el número de los consejeros no fuera impar, el consejero de menor edad no asumirá la condición de liquidador.

Artículo 68.	Representación de la sociedad disuelta

En caso de disolución de la Sociedad, el poder de representación corresponderá solidariamente a cada uno de los liquidadores.28

Artículo 69.	Activo y pasivo sobrevenidos

1.	Cancelados los asientos relativos a la Sociedad, si aparecieran bienes sociales los liquidadores deberán adjudicar a los antiguos socios la cuota adicional que les corresponda, previa conversión de los bienes en dinero cuando fuere necesario.

Transcurridos seis meses desde que los liquidadores fueren requeridos para dar cumplimiento a lo establecido en el inciso anterior sin que hubieren adjudicado a los antiguos socios la cuota adicional, o en caso de defecto de liquidadores, cualquier interesado podrá solicitar del juez del último domicilio social el nombramiento de persona que los sustituya en el cumplimiento de sus funciones.

2.	Los antiguos socios responderán solidariamente de las deudas sociales no satisfechas hasta el límite de lo que hubieran recibido como cuota de liquidación, sin perjuicio de la responsabilidad de los liquidadores en caso de dolo o culpa.

3.	Para el cumplimiento de requisitos de forma relativos a actos jurídicos anteriores a la cancelación de los asientos de la Sociedad, o cuando fuere necesario, los antiguos liquidadores podrán formalizar actos jurídicos en nombre de la sociedad extinguida con posterioridad a la cancelación registral de ésta. En defecto de liquidadores, cualquier interesado podrá solicitar la formalización por el juez del domicilio que hubiere tenido la Sociedad.

Sección 3ª. Disposiciones generales

Artículo 70.	Fuero

Los accionistas, con renuncia de su fuero propio, quedan expresamente sometidos al fuero judicial del domicilio del Banco.

Artículo 71.	Comunicaciones

Sin perjuicio de lo establecido en estos estatutos respecto de la representación, el voto a distancia y la asistencia telemática simultánea a la junta, los actos de comunicación e información, preceptivos o voluntarios, entre la Sociedad, los accionistas y los consejeros, cualquiera que sea el emisor y el destinatario de los mismos, se podrán realizar por medios electrónicos y telemáticos, salvo en los casos expresamente exceptuados por la ley y respetando, en todo caso, las garantías de seguridad y los derechos de los accionistas, a cuyo fin el consejo de administración podrá establecer los mecanismos técnicos y procedimientos oportunos, a los que dará publicidad a través de la página web.

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